Exhibit 99.28(h)(8)

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of October 27, 2016 is made and entered into by and between Asset Management Fund, a Delaware statutory trust (the “Trust”), on behalf of each of the investment series set forth on Schedule A attached hereto (each a “Fund” and collectively the “Funds”); and Austin Atlantic Asset Management Co., an investment adviser incorporated in Florida (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Advisory Agreement between the Trust and the Adviser dated as of October 27, 2016 (the “Advisory Agreement”); and

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) each desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Parties hereby agree as follows:

1.       The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Funds (including, but not limited to, organizational and offering costs), to the extent necessary to limit the total annual operating expenses of each Fund (exclusive of brokerage costs, interest, taxes, dividend expense on short positions, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) (“Non-Waivable Expenses”)), to the amount of the Maximum Operating Expense Limit applicable to each class of each Fund as set forth on the attached Schedule A. Schedule A may be amended to add or delete a Fund or class, or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund, as provided in this Agreement.

2.       Each Fund agrees to repay to Adviser (i) the amount of fees (including any amounts foregone through limitation or reimbursement pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to Adviser pursuant to the Advisory Agreement and (ii) the amount of expenses reimbursed by Adviser in accordance with Section 1 (the “Deferred Fees”), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Non-Waivable Expenses), without regard to such repayment, are at an annual rate equal to or less than the Maximum Operating Expense Limit for each respective class of shares of the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Non-Waivable Expenses) do not exceed the Maximum Operating Expense Limit for such Fund.

3.       Deferred Fees are subject to repayment by a Fund within the three fiscal years following the fiscal year in which the expenses occurred if the Fund is able to make the repayment without exceeding its current Maximum Operating Expense Limit or the Maximum Operating Expense Limit at the time of the initial waiver and/or reimbursement, whichever is lower. In no event will a Fund be obligated to pay any fees waived or deferred with respect to any other Fund of the Trust.

4.       This Agreement shall extend no less than one year and shall automatically renew upon the effective date of the first annual update to the Funds’ registration statement (after the Funds’ first fiscal year end) and annually from year to year on the effective date of each subsequent annual update to the Funds’ registration statement, until such time as the Adviser provides sixty (60) days’ written notice of non-renewal to the Trust. Such annual renewal will have the effect of extending this Agreement for an additional one-year term. Any notice of non-renewal of this Agreement by the Adviser shall be prospective only, and shall not affect a Party’s existing obligations under this Agreement. The Trust, on behalf of the Fund, may terminate this Agreement at any time. This Agreement shall terminate immediately upon the termination of the Advisory Agreement.

5.       No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Adviser.

6.       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

7.       Notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSET MANAGEMENT FUND		AUSTIN ATLANTIC ASSET MANAGEMENT CO.

By:	/s/ Dana A. Gentile	By:	/s/ S. Sean Kelleher

Name:	Dana A. Gentile	Name:	S. Sean Kelleher

Title:	President	Title:	President

Dated as of:
October 27, 2016

SCHEDULE A

to the

Expense Limitation Agreement

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit1
Ultrashort Financing Fund	Class I	0.35%
Ultrashort Financing Fund	Class Y	0.30%

ASSET MANAGEMENT FUND		AUSTIN ATLANTIC ASSET MANAGEMENT COMPANY

By:	/s/ Dana A. Gentile	By:	/s/ S. Sean Kelleher

Name:	Dana A. Gentile	Name:	S. Sean Kelleher

Title:	President	Title:	President

____________________________________________________

1 Expressed as a percentage of a Fund’s average daily net assets.

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